EXHIBIT 10(a)

CTS Corporation

2013-2015 Performance Restricted Stock Unit Plan

SECTION 1. SUMMARY AND INTERPRETATION: The 2013-2015 Performance Restricted Stock Unit Plan (the “Plan”) is intended to provide financial and performance incentives to executive officers and key employees through the use of Restricted Stock Unit awards tied to specific performance incentives that management and the Board believe will be beneficial to the Company and its shareholders over the long-term. The CTS Corporation 2009 Omnibus Equity and Performance Incentive Plan (the “2009 Omnibus Plan”) is the governing document for the Plan. Capitalized terms not otherwise defined herein shall have the meanings set forth in the 2009 Omnibus Plan, as amended. The Plan is subject to the terms and conditions of the 2009 Omnibus Plan. In the event of any inconsistency between the provisions of the Plan and the 2009 Omnibus Plan, the 2009 Omnibus Plan will govern.

SECTION 2. PHILOSOPHY: The Board of Directors believes that compensation of executive officers and key employees should be partially “at risk” and variable, based in part on the Company’s performance against its peers in the marketplace, as well as the Company’s performance against certain pre-established goals. The Plan, along with other compensation plans of the Company, is intended to focus the efforts of the Participants on achieving those objectives in order to help ensure the sustained profitability and continual long-term growth of the Company. The Plan is structured to provide Participants with Restricted Stock Unit Awards based upon achievement of objectives that management and the Board believe are beneficial to the Company and shareholders over the long term. Therefore, performance will be measured over a three (3) year performance period, and Restricted Stock Units under the Plan will be awarded and earned only after a three (3) year performance period.

SECTION 3. OBJECTIVES:

•	To attract and retain highly qualified personnel.

•	To motivate improved financial performance, enhanced growth and shareholder value creation.

•	To align the interests of executive officers and key employees of the Company with those of its shareholders.

SECTION 4. ADMINISTRATION: The Compensation Committee of the Board of Directors (the “Committee”) shall administer the Plan. The decision of the Committee shall be final as to the interpretation of the Plan or any rule, procedure or action related thereto.

SECTION 5. ELIGIBILITY: Only the employees designated by the Committee (the “Participants”) are eligible to participate in the Plan. The Committee has determined that the Participants identified in Exhibit A, attached hereto and incorporated herein by reference, are “Covered Employees” under this Plan. Awards to Covered Employees shall be subject to the provisions of Section 7 of the 2009 Omnibus Plan.

To receive an Award under the Plan, a Participant must be an active, full-time employee throughout the Performance Period, as defined in Section 8.

SECTION 6. DEFINITIONS:

Award: means a grant of Restricted Stock Units.

Performance Period: means January 1, 2013 through December 31, 2015.

Performance Goals: means Three Year Sales Growth, Three-Year Free Cash Flow, and Relative Total Stockholder Return.

Three Year Sales Growth: means the 2015 Corporate Sales divided by 2012 Corporate Sales, resulting in the expression of increase or decrease in Corporate Sales as a percentage.

Corporate Sales: means the Company’s Net Sales as stated in the Company’s Consolidated Statement of Earnings for the relevant fiscal year. In determining Awards for Participants who are not Covered Employees, Corporate Sales may be adjusted for unusual conditions, factors or events as determined by the Committee, provided that no such adjustment shall be made for any condition, factor or event which was specifically included in the 2012, 2013,,2014 or 2015 CTS Corporation Business Plans, as applicable.

Total Stockholder Return: means the appreciation in price of a share of common stock, plus reinvested dividends (paid in cash or other property), between January 1, 2013 and December 31, 2015.

Relative Total Stockholder Return: means the total stockholder return of the Company between January 1, 2013 and December 31, 2015, relative to the total stockholder return of a Peer Group of 20 entities over that same period. See Exhibit B for calculation.

Free Cash Flow: means the result of Operating Cash Flow minus Capital Expenditures.

Three Year Free Cash Flow: Each strategic business unit as well as corporate will set specific annual targets for Operating Cash Flow and Capital Expenditures. Using those Business Plan Targets, Free Cash Flow targets will be calculated. Free Cash Flow will be annualized over the three-year performance period for this award.

Peer Group: means a benchmark group of 20 companies, the names of which are attached hereto as Exhibit C, as the same may be adjusted from time-to-time in accord with the Peer Group Adjustment Protocol (Exhibit D).

RSU: means a Restricted Stock Unit to be settled upon vesting on the basis of one Share for each Restricted Stock Unit.

Target RSU Incentive: means the number of RSUs assigned to each Participant as a function of his or her position for purposes of calculating Awards.

Award Level: means the multiplier which is applied in calculating an Award based on the level of achievement of the Performance Goal.

Weight: means the percentage of Target RSU Incentive allocated to each Performance Goal.

SECTION 7. PERFORMANCE GOALS AND CALCULATION OF AWARDS:

The Target RSU Incentive for each Participant is set forth in the 2013-2015 Target RSU Incentive Statement provided to each Participant.

The settlement of an Award for any Participant may be as much as twice the Target RSU Incentive or as little as zero depending upon achieved results. After the Sales Growth and Free Cash Flow threshold is met, Award Levels for the Three-Year Sales Growth and Free Cash Flow Performance Goals will be interpolated between established steps or levels. There will be no interpolation of Awards for Sales Growth or Free Cash Flow below threshhold. After the Relative Total Stockholder Return threshold is met, Award Levels for the Relative Total Stockholder Return Performance Goal will be interpolated between established steps or levels. There will be no interpolation of Awards for Total Stockholder Return below threshold.

The Performance Goals, Weight and Award Levels for the Performance Period are detailed on Exhibit E.

The Committee may, in its discretion, adjust a Participant’s payout of an Award downward after consideration of other business factors, including overall performance of the Company and the individual Participant’s contribution to Company performance. The Committee may adjust a payout of an Award in its discretion to prevent the enlargement or dilution of the Award because of extraordinary events or circumstances as determined by the Committee. The Committee shall make no such adjustment with respect to the Award of a Covered Employee, however, if the effect of such adjustment would be to cause the related compensation to fail to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code. In no event shall the reduction of any Participant’s potential Award have the effect of increasing an Award payout payable to a Covered Employee. For purposes of Section 7(b) of the CTS Corporation 2009 Omnibus Plan, Awards shall constitute awards of Performance Shares and no Award to a Covered Employee may result in the Covered Employee receiving more than 125,000 Shares for the Performance Period.

SECTION 8. APPROVAL AND PAYMENT OF AWARDS: Participants must remain in continuous employ of the Company through the end of the Performance Period in order to earn an Award. Upon completion of Performance Period, and on or before March 15, 2016, the Compensation Committee shall certify to what extent the Performance Goals for the Performance Period were met and determine each Participant’s Award. The date of such certification and determination shall be the “Determination Date”. The Committee’s certification shall be subject to completion of the annual audit and certification of results by the Company’s independent auditor. Awards shall be made in the form of a grant of Restricted Stock Units under the terms and conditions of the form of Restricted Stock Unit Agreement attached hereto as Exhibit F. Restricted Stock Units granted under the 2013-2015 Performance Stock Unit Plan will vest on the Determination Date, and shall be settled as soon as practicable after the Determination Date, subject to the exceptions set forth in Exhibit F, but in no event later than March 15, 2016.

SECTION 9. RECOUPMENT OF AWARDS: If the Board learns of any intentional misconduct by a Participant which directly contributes to the Company having to restate all or a portion of its financial statements, the Board may, in its sole discretion, require the Participant to reimburse the Company for the difference between any Awards paid to the Participant based on achievement of financial results that were subsequently the subject of a restatement and the amount the Participant would have earned as awards under the Plan based on the financial results as restated.

SECTION 10. NO CONTRACT: The Plan is not and shall not be construed as an employment contract or as a promise or contract to pay Awards to Participants or their beneficiaries. The Plan shall be approved by the Committee and may be amended from time to time by the Committee without notice. No Participant or beneficiary may sell, assign, transfer, discount or pledge as collateral for a loan, or otherwise anticipate any right to payment of an Award under this Plan.

EXHIBIT A

COVERED EMPLOYEES

Vinod M. Khilnani

Kieran M. O’Sullivan

EXHIBIT B

Determining Relative Total Stockholder Return

For purposes of calculating Relative Total Stockholder Return (rounding shall be to the nearest tenth of a percent, with all hundredths of a percent equal to or greater than 5 rounded up to the nearest tenth of a percent):

•

Company Return. For the Performance Period, the Company’s Total Stockholder Return will be a percentage amount determined based on (1) the average closing price of the Shares for the 20 business days immediately preceding the last trading day of the Performance Period (including aggregate dividends for the Performance Period) compared to (2) the average closing price of the Shares for the 20 business days immediately preceding the first trading day of the Performance Period.

•

Peer Return. For the Performance Period, the Total Stockholder Return for each company in the Peer Group, (each a “Peer”) will be a percentage amount determined based on (1) the closing stock price on the last trading day of the Performance Period (including aggregate dividends for the Performance Period and adjusted for stock splits) compared to (2) the closing stock price on the first trading day of the Performance Period.

•

Company Ranking. For each Performance Period, the Company’s and each Peer’s Total Stockholder Return will be ranked in decreasing order. Relative Total Stockholder Return equals the percentile rank (expressed as a percentage) of the Company’s Total Stockholder Return when compared to the rankings, from lowest to highest, of the Total Stockholder Returns of the Peers comprising the Peer Group for the Performance Period.

EXHIBIT C

Peer Group (20 Peers)

NAME	SYMBOL	STOCK EXCHANGE

API Technologies Corporation	ATNY	Nasdaq Capital Market
AVX Corporation	AVX	New York Stock Exchange
Benchmark Electronics, Inc.	BHE	New York Stock Exchange
Ducommun Incorporated	DCO	New York Stock Exchange
GenTex Corporation	GNTX	Nasdaq Global Select Market
Harman International Industries, Inc.	HAR	New York Stock Exchange
KEMET Corporation	KEM	New York Stock Exchange
Key Tronic Corporation	KTCC	Nasdaq Global Market
Kimball International, Inc.	KBALB	Nasdaq Global Select Market
LittelFuse, Inc.	LFUS	Nasdaq Global Select Market
Methode Electronics, Inc.	MEI	New York Stock Exchange
Molex Incorporated	MOLX	Nasdaq Global Select Market
Plexus Corp.	PLXS	Nasdaq Global Select Market
Pulse Electronics	PULS	New York Stock Exchange
RF Micro Devices, Inc.	RFMD	Nasdaq Global Select Market
Sparton Corporation	SPA	New York Stock Exchange
Stoneridge, Inc.	SRI	New York Stock Exchange
Strattec Security Corporation	STRT	Nasdaq Global Market
Sypris Solutions, Inc.	SYPR	Nasdaq Global Market
Vishay Intertechnology, Inc.	VSH	New York Stock Exchange

EXHIBIT D

Peer Group Adjustment Protocol

1.	If a company files for bankruptcy and/or liquidation, is operating under bankruptcy protection, or is delisted from its stock exchange because it fails to meet the exchange listing requirement then it clearly shows bad performance and will, therefore, stay in the Peer Group as a bottom performer.

2.	If, as of the last date of the Performance Period, a Peer no longer exists as a business entity for any other reason than bad performance, then:

•	such Peer will be removed from the Peer Group for purposes of the Performance Period; and

•	the Relative Total Stockholder Return for the Performance Period will be calculated as if such Peer had never been a member of the Peer Group.

3.	The common equity of a CTS Peer Group member must be consecutively traded on any of the following exchanges: the New York Stock Exchange, the Nasdaq Stock Market LLC, the London Stock Exchange, or the American Stock Exchange. If, as of the last date of the Performance Period, a Peer Group member ceases to be traded on any of the above listed exchanges,

•	such Peer will be removed from the Peer Group for purposes of the Performance Period; and

•	the Relative Total Stockholder Return for the Performance Period will be calculated as if such Peer had never been a member of the Peer Group.

4.	For purposes of this Agreement, if any member of the Peer Group is acquired, merged, or otherwise assumed by another business entity and the resulting legal entity is substantially the same in size and nature of business, then that entity will remain in our Peer Group even if the new entity has a different name, ticker symbol, etc. In the event, an acquisition substantially changes the former Peer Group business in size, scope, nature, etc., the CEO and CFO of CTS may recommend to the Compensation Committee that the new entity be removed from the Peer Group. The decision to retain or remove a member of the Peer Group resides with the Compensation Committee.

EXHIBIT E

Performance Goals, Weights, and Award Levels

1.	Three-Year Sales Growth – Weighted 35%

3 yr	<	9.0%	≥	9.0%	>	18.0%	≥	27.0%	≥	37.5%
Annualized	<	3.0%	≥	3.0%	≥	6.0%	≥	9.0%	≥	12.5%

Award		0%		50%		100%		150%		200%

2.	Three-Year Free Cash Flow – Weighted 30%

3 yr	<	30.0M	≥	30.0M	≥	45.0M	≥	60.0M	≥	75.0M
Annualized	<	10.0M	≥	10.0M	≥	15.0M	≥	20.0M	≥	25.0M

Award		0%		50%		100%		150%		200%

3.	Relative Total Shareholder Return (RTSR) – Weighted 35%

Performance versus Peer Group

RTSR	<30%	>30%	>70%	>90%

Award	0%	50%	150%	200%

•	Award levels for Three-Year Sales Grow, and Three-Year Free Cash Flow and RTSR will be interpolated between established measurement levels.